Exhibit 99.1

LLEX:NASDAQ

LILIS ENERGY SECURES $140 MILLION FINANCING

Funds Ongoing Growth Plan via Drilling Program and Acquisitions

•	Lilis and Vӓrde Partners Execute $125 Million Convertible Second Lien Term Loan
•	Lilis Executes New $15 Million Tranche Under Existing First Lien Credit Facility
•	Company Redeemed Its 6% Redeemable Preferred Stock and Converted Its Series B 6% Convertible Preferred Stock
•	Lilis Secured Additional 2,000 Net Acres in April, Expands Permian Leasehold to Over 10,000 Net Acres

SAN ANTONIO, TEXAS – April 26, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced the closing of $140 million in new financings. The financings include a $125 million convertible second lien term loan facility funded by Vӓrde Partners, Inc. (“Vӓrde”), and an additional $15 million in the form of incremental term loans under Lilis’s existing first lien credit facility. The funds will be used to fuel the Company’s continued expansion in the Permian Basin through leasing activity and acquisitions, as well as to fund Lilis’s drilling program. Additionally, the funds will be used to repay approximately $38 million of the Company’s existing debt, as well as for general corporate purposes.

The $125 million financing from Vӓrde consists of an $80 million convertible, second lien term loan that funded at closing on April 26, and a $45 million delayed-draw term loan on the same terms, to fund future acreage acquisitions. The delayed-draw term loan is committed to Lilis for leasing activity within defined parameters and available either in a single draw or in multiple draws to fund future acreage acquisitions. Both tranches earn interest at 8.25% annually, paid-in-kind, through a four-year maturity. The Vӓrde term loans are convertible, subject to certain terms and conditions, at $5.50 per share. The new $15 million term loan was structured as an amendment to the Company’s existing first lien term loan facility.

“Värde is a welcomed partner who sees our vision, and recognizes our progress and commitment to increasing value for all stakeholders. We are drilling wells that are among the best in the country on a BOE per lateral foot basis. We have surpassed our June 30 acreage target of 10,000 net acres in the core of the Delaware Basin, well ahead of schedule. Our goals are to continue our rapid growth through the drill bit, aggressive leasing, and accretive acquisitions. This financing gets us the dry powder we need to accelerate our efforts,” said Avi Mirman, Lilis’s Chief Executive Officer.

“We look forward to our partnership with Lilis, and appreciate the opportunity to participate in the Company’s exciting growth prospects,” said Markus Specks, Managing Director at Värde who leads Oil and Gas investing. “This transaction pairs well with our objective to provide tailored capital solutions to the oil and gas industry in a way that aligns value creation for all stakeholders.”

Upon closing, Värde received one Observer seat on Lilis’s Board of Directors and, upon conversion ,may receive up to two Board seats based on its proportionate holdings of the Company’s common equity. Lilis’s Board of Directors has the right to approve proposed candidates for Board seats.

The Company also announced that it has redeemed or converted all outstanding shares of its outstanding preferred stock. Through an agreement reached with the holders of its Series B 6% Preferred Stock, all shares of Series B 6% Preferred Stock converted into approximately 14.3 million shares of common stock concurrently with the closing of the second lien term loan facility. Additionally, the Company redeemed, in full, its 6% Redeemable Preferred Stock as of April 21, 2017.

Joseph C. Daches, Lilis’s EVP and CFO added: “We are pleased to have successfully redeemed and converted these two pieces of preferred stock, and have made progress on our efforts to streamline our capital structure. We are also excited to partner with Värde and believe we have negotiated a structure that will exponentially enhance shareholder value.”

KES 7 Capital Inc. acted as the Company’s adviser for the new first lien credit facility financing.

Bracewell LLP served as legal advisor to the Company, and Kirkland & Ellis LLP served as legal advisor to Vӓrde.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

About Värde Partners

Värde Partners is a $12 billion global alternative investment firm that employs a value-based approach to investing across a broad array of geographies, segments and asset types, including real estate, corporate credit, residential mortgages, specialty finance, transportation, and energy. Värde sponsors and manages a family of private investment funds with a global investor base that includes foundations and endowments, pension plans, insurance companies, other institutional investors and private clients. Now in its third decade, Värde employs 250 people with main offices in Minneapolis, London and Singapore. For more information about the firm, please visit www.varde.com, and for more information about the firm’s activity in the oil and gas industry, please contact Markus Specks by email at mspecks@varde.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31